Exhibit 99

MEDIA CONTACT:
Peggy A. Palter
(847) 286-8361

FOR IMMEDIATE RELEASE:
October 11, 2001

SEARS ANNOUNCES SEPTEMBER COMPARABLE STORE SALES
Company Expects Third Quarter EPS of $0.80

HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. today announced total domestic store revenues for the five weeks ending September 29, 2001 were $2.51 billion, a 6.0 percent decrease compared to the five weeks ending September 30, 2000. Comparable domestic store revenues decreased 6.7 percent.

"Comparable store sales were significantly affected by the tragic events of September 11th," said Chairman and Chief Executive Officer Alan J. Lacy. "Though we experienced double-digit sales decreases that week, sales recovered somewhat throughout the remainder of the month. The outlook for consumer spending in the balance of the year remains uncertain. However, our profit performance was strong as the actions we have been implementing to improve the productivity of our retail operations coupled with our heightened focus on margins more than offset revenue declines."

	Sears, Roebuck and Co.
	5 Weeks	35 Weeks
2001 Domestic Store Revenues	$ 2,511,300,000	$18,630,900,000
2000 Domestic Store Revenues	2,672,300,000	19,022,000,000
Percent Change	-6.0%	-2.1%
Comparable Domestic Stores Percent Change	-6.7%	-2.5%

Preliminary Earnings Announcement

The company anticipates that earnings per share, excluding non-comparable items, for the third fiscal quarter of 2001, ended September 29, will increase by 5.3 percent to approximately $0.80, versus $0.76 in the third quarter of last year.

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In the third quarter, the domestic retail business delivered strong earnings growth over last year's quarter. "As in the second quarter, we have been able to weather the difficult top-line environment by effectively managing our retail operating expenses and inventories. We are also pleased to have achieved continued gross margin expansion in the third quarter," said Lacy.

The Credit and Financial Products segment also performed in line with expectations. Credit quality remained strong with credit customer bankruptcy filings moderating and delinquencies at the end of the quarter slightly below last year's rates. As anticipated, write-offs were higher reflecting the increase in credit customer bankruptcy filings this year. Operating income improved slightly as revenue growth, from higher receivable balances, and lower funding costs offset higher write-offs.

The Sears Canada and the Corporate and Other segments posted earnings below last year's third quarter. On a reported basis, anticipated third quarter earnings per share of $0.80 compares with reported earnings per share of $0.81 in the third quarter of 2000. Non-comparable items in the prior year period included net securitization income of $17 million ($0.05 per share).

Forward-Looking Statements

This release contains projections regarding third quarter performance which are "forward looking statements." Such projections are based on preliminary estimates regarding third quarter costs and expenses; assumptions about normal quarter-end accounting and valuation adjustments; and similar uncertainties. While the company believes its forecasts and assumptions are reasonable, it cautions that actual results may differ materially. The company intends the forward-looking statement in this release to speak only as of the time of this release and does not undertake to update or revise this projection as more information becomes available.

About Sears

Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with annual revenue of more than $40 billion. The company serves

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families in the U.S. through Sears stores nationwide, including approximately 860 full-line stores. Sears also offers a wide variety of online offerings accessible through its Web site, http://www.sears.com. The company makes available by phone a recorded message on sales performance of its domestic stores. The message is updated weekly and can be heard by calling (847) 286-6111.

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